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                                                                     EXHIBIT 4.1
                                                                [Draft--3/14/94]

                                  PAYMENT AND GUARANTEE AGREEMENT dated as of
                          March [ ], 1994 ("Guarantee Agreement"), executed and delivered by Paine Webber Group Inc., a Delaware corporation (the "Guarantor"), for the benefit of the Holders (as defined below) from time to time of the Preferred Interests (as defined below) of PaineWebber Finance L.L.C., a Delaware limited liability company (the "Company").

                 WHEREAS up to 16,000,000 preferred limited liability company interests (the "Preferred Interests") may be issued from time to time by the Company, in addition to the Company's common limited liability company interests (the "Common Interests");

                 WHEREAS it is intended that the proceeds of the issuance of the Preferred Interests and the Common Interests will be loaned to the Guarantor and its subsidiaries;


                 NOW, THEREFORE, in consideration of the purchase by each Holder of Preferred Interests, which purchase the Guarantor hereby agrees shall benefit the Guarantor, the Guarantor executes and delivers this Guarantee Agreement for the benefit of the Holders.

                                   ARTICLE I

                              Certain Definitions

                 As used in this Guarantee Agreement, the terms set forth shall, unless the context otherwise requires, have the following meanings:

                 "Guarantee Payments" shall mean the following items, without duplication, to the extent not paid by the Company: (i) any accrued and unpaid periodic distributions ("dividends") which have been theretofore declared on the Preferred Interests of any series out of funds held by the Company and legally available therefor, (ii) the redemption price (including all accrued and unpaid dividends to the date of payment) payable with respect to Preferred Interests of any series called for redemption by the Company as an optional redemption or otherwise out of funds held by the Company and legally available therefor, (iii) the lesser of (a) the aggregate of the liquidation preference of the Preferred Interests of any series and all accrued and unpaid

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dividends to the date of payment and (b) the amount of remaining assets of the
Company after satisfaction of other parties having claims which, as a matter of law, are prior to those of the Holders of such series, and (iv) in the event of any redemption by the Company of Preferred Interests in exchange for Depositary Shares in connection with an exchange of such Depositary Shares for a note evidencing Loans, delivery of the proper number of Depositary Shares (and cash payments in lieu of fractional Depositary Shares, if any) to the Paying Agent for further distribution to a Holder whose Preferred Interests are redeemed.

                 "Holder" shall mean any holder from time to time of any Preferred Interests of any series; provided, however, that in determining whether the Holders of the requisite percentage of Preferred Interests have given any request, notice, consent or waiver hereunder, the term "Holder" shall not include the Guarantor or any entity owned 20% or more by the Guarantor, either directly or indirectly.

                 "Loan Agreement" shall mean a Loan Agreement pursuant to which the Company will loan to the Guarantor or one or more of its subsidiaries the proceeds received by the Company from the issuance and sale of a series of its Preferred Interests and, to the extent not loaned under a prior Loan Agreement, the Common Interests.

                 "Loans" shall mean the loans from the Company to the Guarantor or one or more of its subsidiaries pursuant to a Loan Agreement.

                 "Paying Agent" shall mean Chemical Bank, as registrar, transfer agent and paying agent.


                                   ARTICLE II

                                 The Guarantee

                 SECTION 2.01. The Guarantor irrevocably and unconditionally agrees to pay in full to the Holders the Guarantee Payments (except to the extent paid by the Company), as and when due, regardless of any defense, right of set-off or counterclaim which the Company may have or assert. The Guarantor's obligation to make a Guarantee Payment may be satisfied by direct payment of the required

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amount by the Guarantor to the Holders or by causing the Company to pay such amount to the Holders.
                 SECTION 2.02. The Guarantor hereby waives notice of acceptance of this Guarantee Agreement and of any liability to which it applies or may apply, presentment, demand for payment, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

                 SECTION 2.03. The obligations, covenants, agreements and duties of the Guarantor under this Guarantee Agreement shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

                 (a) the release or waiver, by operation of law or otherwise, of the performance or observance by the Company of any express or implied agreement, covenant, term or condition relating to the Preferred Interests of any series to be performed or observed by the Company;

                 (b) the extension of time for the payment by the Company of all or any portion of the dividends, redemption price, liquidation distributions or any other sums payable under the terms of the Preferred Interests of any series or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the Preferred Interests of any series;

                 (c) any failure, omission, delay or lack of diligence on the part of the Holders to enforce, assert or exercise any right, privilege, power or remedy conferred on the Holders pursuant to the terms of the Preferred Interests of any series, or any action on the part of the Company granting indulgence or extension of any kind;

                 (d) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Company or any of the assets of the Company;

                 (e) any invalidity of, or defect or deficiency in, any of the Preferred Interests of any series; or

                 (f) the settlement or compromise of any obligation guaranteed hereby or hereby incurred.

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                 There shall be no obligation of the Holders to give notice to, or obtain consent of, the Guarantor with respect to the happening of any of the foregoing.

                 SECTION 2.04. This is a guarantee of payment and not of collection. A Holder may enforce this Guarantee Agreement directly against the Guarantor, and the Guarantor hereby waives any right or remedy to require that any action be brought against the Company or any other person or entity before proceeding against the Guarantor. Subject to Section 2.05, all waivers herein contained shall be without prejudice to the Holders' rights at the Holders' option to proceed against the Company, whether by separate action or by joinder. The Guarantor agrees that this Guarantee Agreement shall not be discharged except by payment of the Guarantee Payments in full (to the extent not paid by the Company) and by complete performance of all obligations of the Guarantor contained in this Guarantee Agreement.

                 SECTION 2.05. The Guarantor shall be subrogated to all rights (if any) of the Holders against the Company in respect of any amounts paid to the Holders by the Guarantor under this Guarantee Agreement and shall have the right to waive payment of any amount in respect of which payment has been made to the Holders by the Guarantor pursuant to Section 2.01; provided, however, that the Guarantor shall not (except to the extent required by mandatory provisions of law) exercise any rights which it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of a payment under this Guarantee Agreement, if at the time of any such payment, any amounts are due and unpaid under this Guarantee Agreement.
If any amount shall be paid to the Guarantor in violation of the preceding sentence, the Guarantor agrees to pay over such amount to the Holders.

                 SECTION 2.06. The Guarantor acknowledges that its obligations hereunder are independent of the obligations of the Company with respect to the Preferred Interests and that the Guarantor shall be liable as principal and sole debtor hereunder to make Guarantee Payments pursuant to the terms of this Guarantee Agreement notwithstanding the occurrence of any event referred to in subsections (a) through (f), inclusive, of Section 2.03.

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                                  ARTICLE III

                     Certain Covenants of the Guarantor and
                            Status of the Guarantee

                 SECTION 3.01. So long as any Preferred Interests of any series remain outstanding, if at such time the Guarantor shall be in default with respect to its obligations under this Guarantee Agreement, neither the Guarantor nor any subsidiary of the Guarantor using funds provided by the Guarantor shall redeem, purchase or acquire or pay a liquidation preference with respect to (a) any preferred stock of the Guarantor ranking pari passu with this Guarantee Agreement, (b) any preferred or preference stock of affiliates of the Guarantor (including the Company) entitled to the benefits of a guarantee of the Guarantor ranking pari passu with this Guarantee Agreement,
(c) any preferred or preference stock of affiliates of the Guarantor entitled to the benefits of a guarantee ranking junior to this Guarantee Agreement upon liquidation or (d) any other capital stock of the Guarantor ranking junior to this Guarantee Agreement, except, in each case, any preferred or preference stock redeemed, purchased or otherwise acquired in connection with any employee stock option or benefit plan of the Guarantor. The Guarantor shall take all actions necessary to ensure the compliance of its subsidiaries with this
Section 3.01.

                 SECTION 3.02. The Guarantor covenants that, so long as any Preferred Interests of any series remain outstanding (i) it shall maintain ownership, directly or indirectly, of 100% of the Common Interests, (ii) in its capacity as a holder of Common Interests, it shall make such contributions to the Company, either in connection with the purchase of Common Interests or otherwise, so as to cause the Common Interests held by the Guarantor to be entitled in the aggregate to at least 21% of all interest in the capital, income, gain, loss, deduction, credit and distributions of the Company, (iii) it shall not voluntarily dissolve, wind-up or liquidate the Company and (iv) it shall use its reasonable efforts to cause the Company to remain a limited liability company under the laws of the State of Delaware and otherwise continue to be treated as a partnership for United States Federal income tax purposes.

                 SECTION 3.03. If, at any time the Guarantor is not in compliance with its obligations under this Guarantee Agreement, the Board of Directors of the Guarantor declares

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dividends on any shares of capital stock of the Guarantor ranking junior to the
Guarantor's obligations under this Guarantee Agreement as to dividends, the Guarantor shall, or shall cause the Company to, set aside for payment in a segregated account at the office of the Paying Agent an amount equal to all accrued and unpaid dividends on the Preferred Interests of each series out of moneys held and legally available therefor and irrevocably instruct the Paying Agent to pay such amounts as dividends on the Preferred Interests of such series on the day prior to the date on which such dividends declared by the Guarantor are payable. The Paying Agent shall make such payment on such day unless it shall have received, prior to 10:00 a.m., New York time, on such day, a certificate from the Guarantor certifying that such dividend declaration has been lawfully rescinded in full. In such case, the amounts deposited in such account shall be remitted forthwith to the Guarantor or the Company, as the case may be. In all cases, any interest accrued on the amounts deposited in such account shall be remitted by the Paying Agent to the Guarantor or the Company, as the case may be.

                 SECTION 3.04. If, at any time the Guarantor is not in compliance with its obligations under this Guarantee Agreement, the Guarantor (or any subsidiary of the Guarantor using funds provided by the Guarantor) redeems or purchases or otherwise acquires any shares of capital stock of the Guarantor ranking junior to the Guarantor's obligations under this Guarantee Agreement upon liquidation, all accrued and unpaid dividends on the Preferred Interests of each series payable out of moneys held and legally available therefor shall immediately become due and payable under this Guarantee Agreement; provided, however, that no such payment shall be required if any such shares of the Guarantor are redeemed, purchased or otherwise acquired in connection with any employee stock option or benefit plan of the Guarantor.

                 SECTION 3.05. Neither the Guarantor, nor any subsidiary of the Guarantor using funds provided by the Guarantor, shall pay dividends, or make guarantee payments with respect to dividends, on any preferred or preference stock of affiliates of the Guarantor entitled to the benefits of a guarantee ranking junior to this Guarantee Agreement as to dividends of the Guarantor if at such time the Guarantor shall be in default with respect to its obligations under this Guarantee Agreement.

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                 SECTION 3.06.  If the Guarantor issues, at any time following the date of the Prospectus dated March [ ], 1994, relating to the Preferred Interests, Guarantor Preferred Stock and Depositary Shares, any preferred shares ranking senior to its obligations under this Guarantee Agreement or enters into any guarantee in respect of any preferred or preference shares of any affiliate of the Guarantor, which guarantee would rank junior to all liabilities of the Guarantor but senior to this Guarantee Agreement as to dividends, upon liquidation or as to rights upon redemption, then this Guarantee Agreement will be deemed to give the holders of Preferred Interests such rights and entitlements as are contained in or attached to such other preferred or preference stock or guarantee such that this Guarantee Agreement ranks pari passu as to such rights and entitlements with any such other preferred or preference stock or other guarantee.

                 SECTION 3.07. This Guarantee Agreement will constitute an unsecured obligation of the Guarantor and will rank (i) junior in right of payment to all liabilities of the Guarantor, (ii) pari passu with the most senior preferred stock now or hereafter issued by the Guarantor and with any guarantee now or hereafter entered into by the Guarantor in respect of any preferred or preference stock of any affiliate of the Guarantor and (iii) senior to the Guarantor's common stock.

                                   ARTICLE IV

                          Termination of the Guarantee

                 This Guarantee Agreement shall terminate and be of no further force and effect as to a series of Preferred Interests upon either (i) full payment of the redemption price (including all accrued and unpaid dividends) for all Preferred Interests of such series, including any redemption of all of a series of Preferred Interests in exchange for a series of Parent Preferred Stock or Depositary Shares (as such terms are defined in the Loan Agreement) or
(ii) full payment of the amounts payable to the Holders of such series upon liquidation of the Company; provided, however, that this Guarantee Agreement shall continue to be effective or shall be reinstated, as the case may be, with respect to Preferred Interests of such series if at any time any Holder of Preferred Interests of such series must restore payment of any sums paid under the Preferred Interests of such

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series or under this Guarantee Agreement for any reason whatsoever.


                                   ARTICLE V

                    Miscellaneous Agreements and Provisions

                 SECTION 5.01. All guarantees and agreements contained in this Guarantee Agreement shall bind the successors, assigns, receivers, trustees and representatives of the Guarantor and shall inure to the benefit of the Holders. The Guarantor shall not assign its obligations hereunder without the prior approval of the Holders of not less than 66-2/3% in liquidation preference of all Preferred Interests then outstanding given either in writing or by vote at a duly constituted meeting of such Holders.

                 SECTION 5.02. Except with respect to any changes which do not materially and adversely affect the rights of Holders (in which case no vote will be required), this Guarantee Agreement may only be amended by an instrument in writing signed by the Guarantor with the prior approval of the Holders of not less than 66-2/3% in liquidation preference of all Preferred Interests then outstanding given either in writing or by vote at a duly constituted meeting of such Holders.

                 SECTION 5.03. Any notice, request or other communication required or permitted to be given hereunder to the Guarantor shall be given in writing and delivered personally or by telegram or facsimile transmission or by registered or certified mail (return receipt requested) at the following address (and if so given, shall be deemed effective when received), to it:

                          Paine Webber Group Inc.
                          1285 Avenue of the Americas
                          New York, New York  10019
                          Facsimile No:  (212) 713-2114
                          Attention:  Theodore A. Levine
                                      Vice President, General
                                      Counsel & Secretary

                 Any notice, request or other communication required or permitted to be given hereunder to the Holders shall be given by the Guarantor in the same manner as notices sent by the Company to the Holders.

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                 SECTION 5.04.  The masculine and neuter genders used herein shall include the masculine, feminine and neuter genders.

                 SECTION 5.05. This Guarantee Agreement is solely for the benefit of the Holders and is not separately transferable from the Preferred Interests.

                 SECTION 5.06. THIS GUARANTEE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

                 THIS PAYMENT AND GUARANTEE AGREEMENT is executed as of the day and year first above written.


                                        PAINE WEBBER GROUP INC.,


                                        By:  _________________________
                                             Name:
                                             Title:


Accepted and agreed:

PAINEWEBBER FINANCE L.L.C.,

By:  Paine Webber Group Inc.,
     as Managing Member,


By:  ___________________________
     Name:
     Title: